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                                                                   Exhibit 4.1

                                 AMENDMENT NO. 4

          AMENDMENT NO. 4 dated as of April 13, 1995, between FOREST OIL CORPORATION, a corporation duly and validly existing under the laws of the State of New York (the "Company"); each of the lenders that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

          The Company, the Banks and the Agent are parties to a Credit Agreement dated as of December 1, 1993, as amended by Amendment No. 1 dated as of December 28, 1993, Amendment No. 2 dated as of January 27, 1994 and Amendment No. 3 dated as of June 3, 1994 (as amended, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for loans to be made by said Banks to the Company in an aggregate principal amount not exceeding $50,000,000. The Company, the Banks and the Agent wish to amend the Credit Agreement to provide that the Company may incur Indebtedness pursuant to the Participation Agreement (as defined in Section 2 hereof) and to amend the Credit Agreement in certain other respects, and accordingly, the parties hereto hereby agree as follows:

          Section 1. Definitions. Except as otherwise defined in this Amendment No. 4, terms defined in the Credit Agreement and are used herein as defined therein.

          Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          A.   The following definitions shall be added in alphabetical order in
Section 1.01 of the Credit Agreement:

          "Amendment No. 4" shall mean Amendment No. 4 to this Agreement dated as of April 13, 1995.

          "First Chicago" shall mean The First National Bank of Chicago, a national banking association.

          "First Chicago Collateral" shall mean the "Claim" and "Distributions" each as defined in the Participation Agreement on the date of Amendment No. 4.

          "Participation Agreement" shall mean the Participation Agreement dated as of April 13, 1995 between the Company and First Chicago, as the same shall be amended, modified and supplemented and in effect from time to time.

          B. Section 10(b) of the Credit Agreement shall be amended by deleting the proviso at the end of such Section and replacing it as follows:

     ";provided that (i) a default under the JEDI Agreement shall not be an Event of Default under this Section 10(b) unless such a default has occurred and a claim is made against the Company by or through the JEDI Lender
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     seeking any recourse against the Company other than with respect to the
     Company's interest in the JEDI Collateral and (ii) a default under the Participation Agreement shall not be an Event of Default under this Section 10(b) unless such a default has occurred and a claim is made against the Company by or through First Chicago seeking recourse against the Company other than with respect to the Company's interest in the First Chicago Collateral."

          Section 3. Representations and Warranties. The Company represents and warrants to the Agent and the Banks that the representations and warranties set forth in Section 8 of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said
Section 8 to "this Agreement" included reference to this Amendment No. 4.

          Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Credit Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

          A. Execution by All Parties. This Amendment No. 4 shall have been executed and delivered by each of the parties hereto.

          B. Documents. The Agent shall have received the following documents, each of which shall be satisfactory to the Agent in form and substance:

          (1) Corporate Documents. The following documents, each certified as indicated below:

                    (a) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of a recent date and certifying (i) that the by-laws of the Company have not been amended since the date of the certification thereto delivered pursuant to Section 7.01 of the Credit Agreement, (ii) that the charter of the Company has not been amended since the date of the certification thereto furnished pursuant to Section 7.01 of the Credit Agreement and (iii) as to the incumbency and specimen signature of the officer of the Company executing this Amendment; and

                   (b) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary or such Assistant Secretary of the Company, and a corresponding certificate of another officer of the Company as to its signing officers.

          (2) Opinion of Counsel to the Company. An opinion of Daniel McNamara, Counsel of each of the Obligors, confirming the opinion set forth in paragraphs 1 through 5 of Exhibit C of the Credit Agreement, except that references to the Credit Agreement shall be to the Credit Agreement as amended by this Amendment No. 4 (and each Obligor hereby instructs such counsel to deliver such opinion to the Banks and the Agent).
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          (3)  Participation Agreement. Copies of each document delivered by, on behalf of or at the request of the Company or First Chicago in connection with the Participation Agreement.

          (4) Other Documents. Such other documents as the Agent or any Bank or special counsel to the Agent may reasonably request.

          Section 5. Consent. Each of the Lenders hereby consents to (i) the classification of the Indebtedness of the Company under the Participation Agreement as "Non-Recourse Debt" and (ii) the release by the Agent of the First Chicago Collateral from the Lien of the Security Agreement.

          Section 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 4 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 4 by signing any such counterpart. This Amendment No. 4 shall be governed by, and construed in accordance with, the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered as of the day and year first above written.

                              FOREST OIL CORPORATION



                              By _________________________
                                 Title:

                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION)



                              By_________________________
                                Title:


                              CHRISTIANA BANK
                                (NEW YORK BRANCH)


                              By:_________________________
                                 Name:
                                 Title:

                              THE FIRST NATIONAL BANK
                                OF BOSTON


                              By:_________________________
                                 Name:
                                 Title:
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                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION), as Agent



                              By_________________________
                                Title: